Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

31 W 52nd Street | New York, NY 10019

tel 212.858.1000 | fax 212.858.1500

May 4, 2026

Keystone Acquisition Corp.

124 West 57th Street, 11th Floor

New York, NY 10019

Ladies and Gentlemen:

We are acting as counsel for Keystone Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) relating to the registration of 25,000,000 units (including 3,750,000 units subject to the underwriters’ over-allotment option) (the “Units”), each Unit consisting of one ordinary share of par value $0.0001 each, of the Company (the “Ordinary Shares” and together with the Ordinary Shares included in the Units, the “Shares”) and one-half (1/2) of one warrant to purchase one share of Common Stock (the “Warrants”). (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a “Rule 462(b) registration statement”) is herein referred to as the “Registration Statement.”) The Warrants are being issued under a warrant agreement between the Company and Efficiency INC., as warrant agent (the “Warrant Agreement”).

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Units, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company.

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Keystone Acquisition Corp.

May 4, 2026

2.	When Units have been issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, and the Warrant Agreement has been duly authorized, executed and delivered by each of the parties thereto, the Warrants will constitute valid and legally binding obligations of the Company.

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We have assumed that neither the issuance and delivery of, nor the performance of the Company’s obligations under, the Warrants or the Warrant Agreement will (a) require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of its properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of its properties, (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of its properties or (iv) any applicable law (other than the law of the State of New York as in effect on the date hereof).

We have assumed that at or prior to the time of the delivery of any of the Units the Registration Statement will have been declared effective under the Act. Our opinions set forth in this letter are limited to the law of the State of New York, as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

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